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                                                                   EXHIBIT 10-34

                        MANAGEMENT AND SERVICES AGREEMENT

         This Agreement entered into as of the 23 day of March 1998, by and between CAT-ECG, LLC, a New York limited liability with an office located at 2771 Nostrand Avenue, Brooklyn, New York 11210 (hereinafter referred to as "Manager") and Lynbrook Cardiac Testing, P.C., a New York professional services corporation with an office located at 1335 Ocean Parkway, Brooklyn, New York 11230 (hereinafter referred to as "P.C.").

                                   WITNESSETH:

         WHEREAS, Manager wishes to provide to P.C. certain medical equipment, including cardiac testing equipment, as well as ancillary equipment which are more fully described on Exhibit "A") (collectively, the "Equipment"); and

         WHEREAS, Manager wishes to provide to P.C. the right to use certain premises, and certain other personal property (including, without limitation, furniture, fixtures, and office equipment) which are more fully described on Exhibit "B" (the "Premises"), where the Equipment is situated (hereinafter the Equipment and the Premises shall sometimes collectively be referred to as the "Office");

         WHEREAS, Manager wishes to furnish certain administrative services and non-medical personnel on behalf of P.C.; and

         WHEREAS, P.C. employs or retains certain physicians who are qualified and licensed to practice medicine in the specialty of cardiology and who possess the skill, training, experience and ability to perform the professional cardiology services customarily provided by physicians using the Equipment (collectively "Cardiology Services"), and such physicians are licensed to practice medicine in New York and desire to provide professional medical services at or on behalf of the Office (the medical practice conducted by the P.C. at the Office is sometimes referred to herein as the "Practice"); and

         WHEREAS, the P.C. wishes to obtain the use of the Office, personnel and administrative services from Manager.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, terms, conditions, and agreements hereafter provided, the parties mutually agree as follows:

1. TERM. The term of this Agreement shall commence on March 23, 1998 ("Commencement Date"), and shall terminate one (1) year after the Commencement Date (the "Term"), unless sooner terminated as provided herein. The previous sentence notwithstanding, this Agreement shall automatically renew for additional one (1) year terms unless one party provides the other party, no less than three (3) months prior to the termination of the current term of this Agreement, of its intent not to renew.


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2.       RESPONSIBILITIES OF MANAGER. The parties hereby agree that, during the
Term, Manager shall provide to P. C. the following licenses and services, and shall have the general responsibility for management of the non-professional aspects of the P.C., including but not limited to the following responsibilities:

         (a) License of Equipment. Manager hereby licenses to P.C., on an exclusive basis, the Equipment described on Exhibit A, together with such upgrades and/or replacements which the Manager reasonably determines to be appropriate and/or necessary. All of the Equipment shall be situated at the Premises. The provisions and obligations relating to the Equipment are subject and subordinate to the provisions and obligations contained in any financing, security interest, mortgage, lien or other encumbrance Manager may, in its reasonable discretion, place upon the Equipment through an unaffiliated third party.

         (b) License of Premises. Manager hereby licenses to P.C., on an exclusive basis, the Premises, as described on Exhibit B, together with necessary and appropriate fixtures and furnishings for the conduct by P. C. of its medical practice through the Office, as reasonably determined by Manager and P.C. The provisions and obligations contained in this Agreement are subject and subordinate to the provisions and the obligations contained in the real property leases) for the Premises, which leases) may be amended or otherwise modified during the term of this Agreement without the prior written consent of P.C. Manager reserves the right to rearrange the use of the Premises to utilize the space in a more efficient manner. Except as otherwise provided herein, all expenses of maintaining the Office shall be borne by Manager, in accordance with this Agreement.

         (c) LICENSE OF NEW NAME. Manager hereby grants to P.C. the limited use of the name "CAT-ECG" (the "New Name"). P.C. shall have no right to the use of the New Name except in connection with health care services furnished at the Office by P.C. pursuant to this Agreement. The license of the New Name does not extend to any use or purpose other than as expressly provided herein, and nothing contained herein shall be construed as a grant or assignment to P.C. of
(a) any proprietary right or other interest in the New Name; or (b) any other license, right or interest of any nature whatsoever in the name "CAT-ECG".

         (d) SERVICING OF EQUIPMENT. Manager shall cause service and maintenance to be provided for the Equipment by qualified service personnel, and shall use its best efforts to cause the Equipment to be maintained as is necessary for the P.C. to render quality cardiac testing. Moreover, Manager shall provide such hardware and software upgrades as are provided without charge by the equipment manufacturer/servicing agent. All upgrades or alterations required by law shall be performed at the expense of Manager or the manufacturer, or at the option of Manager, the relevant Equipment may be retired or replaced.

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         (e)  UTILITIES. Manager shall provide necessary utilities and other services, including, without limitation, heat, water, gas, electricity, air conditioning, and telephone necessary for the purposes of P.C. to conduct the Practice at the Office.

         (f) MEDICAL SUPPLIES. Manager shall provide all medical supplies reasonably requested by P. C., for the conduct by P.C. of the Practice at the Office.

         (g) MARKETING. Manager, or its designee, shall with the assistance of the P, C., develop, design and implement a marketing program to promote the Practice.

         (h) LICENSES AND PERMITS. Manager shall assist P.C. in maintaining all licenses and permits required for the operation of the Practice, and the securing and maintenance of its contracts with third party payors and other similar governmental and non-governmental agencies and intermediaries.

         (i) BUDGET AND SUPPORTING INFORMATION. Manager, with the assistance of P.C., shall prepare for P.C. an annual budget for the Practice for each fiscal year (the "Budget"), which shall include, but not be limited to projected salaries for all physicians and technicians employed by P.C. and projected overhead and other expenses for the P.C. at the Office. Manager shall further develop and provide supporting information relating to the provision of medical services at the Office (such as non-Physician staffing schedules and requirements, census statistics, supply requirements and related information) to P.C. as is reasonably necessary to prepare operating and capital budgets, and cash flow projections for the Practice. The initial budget for the Term is attached hereto and incorporated herein as Exhibit "D" (the "Budget"). Neither party may change or modify the Budget without the prior written consent of the other party.

         (j) MANAGEMENT MEETINGS. Manager shall schedule periodic management meetings, not less than once each quarter, to be attended by representatives of Manager and P.C. Discussions at these joint meetings shall include, but not be limited to a review of the Budget and proposed modifications or changes, if any, to the Budget.

         (k) INSPECTION OF RECORDS. Upon request and reasonable notice by P.C., Manager shall make available for inspection and copying by P.C. or its designee(s), any books, records and financial data maintained by Manager which relate to the Practice and compensation due to Manager hereunder.

         (l) NON-MEDICAL AND CLERICAL PERSONNEL. Manager shall furnish to P.C., all necessary and appropriate clerical and non-medical personnel required to operate the Office and Practice. The number and type of such personnel required shall be determined by Manager, upon consultation with P.C. Such personnel shall provide services to the Practice which include, but shall not be limited to, receptionist services, transcription of dictated interpretations of cardiac testing, administration, bookkeeping, scheduling, maintenance of managed care contracts, third party payor enrollments and creating and maintaining patient medical files under the supervision of P.C., maintaining the confidentiality of such files in accordance with all applicable rules, laws and regulations. All such

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clerical staff providing  services  hereunder shall be hired by and be employees or agents of Manager and shall not be deemed employees or agents of P.C. Manager shall determine and pay the salaries and fringe benefits of all such clerical personnel.

3. RESPONSIBILITIES OF P.C. The parties agree that, during the Term, P.C. shall provide the following services and have the following responsibilities pursuant to this Agreement:

         (a) USE OF EQUIPMENT. The P.C. shall use the Equipment only in connection with its Practice, and shall have no right to alter, repair, augment or remove this Equipment from the Premises without the prior written consent of Manager.

         (b) ALTERATIONS OF PREMISES. P.C. shall not make or permit any changes or alterations to the Premises without the prior written consent of Manager, except for alterations or upgrades of the Equipment required by the manufacturer for public safety or for compliance with the published specifications of the manufacturer for such Equipment to the extent such alterations or upgrades are not made by Manager. All accessories, replacements, parts and substitutions for, or which are added or attached to, the Equipment shall become the property of Manager and not property of P.C. and be within the definition of Equipment, and subject to this Agreement.

         (c) USE OF THE NEW NAME. P.C. agrees to change the name of the P.C. to the New Name. At all times while P.C. conducts the Practice at the Office, P.C. shall operate and conduct its business under the New Name. P. C. recognizes that Manager owns and has exclusive title to the New Name, and P.C. shall not claim adversely to Manager any right, title or interest in or to the New Name. P.C. shall not at any time reproduce, use or exploit the New Name or any name, incorporating the New Name other than in connection with cardiac testing and medical services rendered at the Office. P.C. hereby expressly waives all claims to any rights in the New Name beyond the limited license granted in Section 2(c) hereof.

         (d) PHYSICIANS. Subject to the terms hereof, P.C. shall be responsible for hiring, supervising, evaluating and terminating all physicians for the Practice (each, a "Physician"), provided that P.C. at all times employ Warren Wexelman, M.D. ("Wexelman") as a Physician providing Cardiology Services at the Office pursuant to the Employment Agreement attached hereto and incorporated herein as Exhibit "E". The P.C. agrees that it will not amend the Employment Agreement without the prior written consent of the Manager unless required to do so in order to comply with applicable federal and/or state law. Nothing herein shall obligate P.C. to hire any particular other individuals as Physicians. The Physicians shall provide Cardiology Services at the Office, including, but not limited to supervising of all professional medical, technical and patient care components of services rendered at the Office, including supervising of administrative personnel with respect to patient care services and providing directions to Manager to make improvements or changes in Equipment or personnel if such changes are required for P.C. to meet the professional standards reasonably required to render the Cardiology Services at the Office.

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                  (i) P.C. shall ensure that qualified Physicians shall be
available, and shall be on-site as required by law, during the business hours of operation of the Office, which generally are between the hours of 7:00 AM and 7:00 PM, Monday through Friday, except for any weekday that is a holiday for officially observed in the State of New York ("Normal Business Hours"). Notwithstanding the foregoing, upon mutual agreement of the parties, based upon demand for the services of the Office, P.C. shall provide Cardiology Services beyond Normal Business Hours and consent by P.C. to provision of such additional Cardiology Services shall not be unreasonably withheld or delayed by P.C.; and

                  (ii) To be qualified to render services at the Office, each Physician shall at all times during the term of this Agreement: (a) possess a valid and unlimited license to practice medicine in New York; (b) (with the exception of Wexelman) be board certified in cardiology; (c) never have lost a medical license or otherwise have been restricted from the practice of medicine for clinical or other patient care reasons; (d) never have been excluded from participation in Medicare, Medicaid or the Maternal and Child Health Services Program (Title 11) or any program funded under the Block Grants to States for Social Services Program (Title XX); and (e) never have been convicted of (A) any offense related to the delivery of any item or service under the Medicare or Medicaid programs; (B) a criminal offense related to neglect or abuse of patients in connection with the delivery of a health care item or service; (C) obstructing an investigation of any crime referred to in subparagraphs (e)(A) through (e)(B) above; or (D) unlawful manufacture, distribution, prescription or dispensing of a controlled substance.

         (e) MEDICAL DIRECTOR. P.C. shall be responsible for appointing a duly qualified Physician to serve as medical director of the Office ("Medical Director") who shall serve as liaison to interface with a representative appointed by Manager ("Manager Representative"). The initial Medical Director shall be Wexelman, who shall remain Medical Director until and unless an alternative Physician is agreed upon by P.C. and Manager, and also provide other physician services to the P.C., as set forth in Section 3(d) hereof and Exhibit "E". The Medical Director shall be available to the P. C. for administrative matters with respect to provision of services by P.C., as reasonably necessary and as determined jointly by the Medical Director and the Manager Representative. The Medical Director shall be responsible for supervising and directing all Physicians and other licensed professionals at the Office, and shall oversee the clinical functions of the Office, including the services of physician and non-physician personnel in the scope of their duties on behalf of the Practice.

         (f) MONITOR QUALITY OF CARE. P.C. shall be responsible for monitoring the quality of medical care furnished by Physicians to assure that such care meets currently accepted standards of medical competence, and is rendered in accordance with currently approved methods and practices in the medical profession within the community where such services are provided.

         (g) ESTABLISH PHYSICIAN SCHEDULES. P. C. shall, in consultation with Manager, establish schedules for all Physicians. Without limiting the generality of the foregoing, P.C. shall assure that medical services are promptly available to patients.

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         (h)  TECHNICIANS. P.C. shall employ its own cardiology technicians to provide such services to the Practice as dictated by the patient needs of the Practice. Throughout the Term, all such technicians shall, if required by law, be duly licensed and registered and in good standing to engage in their specialty in the State of New York.

         (i) ASSET AGREEMENT. P.C, shall comply with all applicable terms and conditions and give all applicable representations, covenants and warranties as set forth in that asset sale agreement between the Manager and Dr. Sterling Jonas, CAT-ECG Medical Services, P.C., and CAT-ECG, Inc., dated as of December 16, 1997 (the "Asset Agreement") including, but not limited to, the obligations to enter into a Service Agreement and restrictive Covenant with Dr. Sterling Jonas in the forms attached to the Asset Agreement. A copy of the Asset Agreement, with attachments, is annexed to this Agreement as Schedule _, and as applicable, incorporated herein.

         (j) MARKETING. P.C. shall assist Manager, in the business development and marketing conducted by Manager, pursuant to Section 2(g) hereof, on behalf of the Office and the Practice, including, without limitation, attendance, upon reasonable notice, at marketing sessions for physicians and other potential referral sources and assistance in development of marketing strategies.

         (k) FINANCIAL INFORMATION. P.C. shall provide all financial information reasonably requested by banks providing financing in connection with services provided under this Agreement or a landlord providing space on behalf of the Manager in connection with space licensed under this Agreement.

         (l) BUDGET AND SUPPORTING INFORMATION. P.C., pursuant to Section 2(i) hereof, shall cooperate with Manager in the preparation by Manager of the Budget. P.C. shall not change the Budget without consent of Manager.

         (m) RECORDS OF THE P.C. P.C. shall maintain an up-to-date personnel file on the Premises with documentation of the following credentials of the respective medical personnel providing services at such Office, and this information will be available to Manager for inspection upon its request: (i) medical licenses; (u) medical board certifications; (iii) malpractice insurance;
(iv) DEA certification; and (v) no fault/compensation rating.

4.       COMPENSATION TO MANAGER.

         (a) FEES. P.C. and Manager hereby acknowledge that Manager shall incur substantial costs and expenses in providing the Equipment, Premises, New Name and services, and that such costs and expenses may vary during the term of this Agreement. In consideration therefor, P.C. hereby agrees to pay to Manager annual fees (the "Fee"), in accordance with the schedule set forth on Exhibit C attached hereto, which shall include all applicable taxes, if any, for the use of the Office. Such portion of the Fee which represents taxes, if any, shall be submitted by Manager, on behalf of P.C., to the appropriate taxing authorities.


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         (b)  SCHEDULE FOR PAYMENT OF FEES. The Fees shall be due in equal installments, as calculated by Manager and an invoice shall be provided to P.C. twice every calendar month based on the installment due for the preceding semi-monthly period. The Fees shall be due and payable thirty (30) days after the invoice is presented to P.C. provided however, that the initial payment shall be due and payable one hundred twenty (120) days after the effective date of this Agreement or sooner if funds are available. Notwithstanding the foregoing, if funds are not available in the P.C. Account (as defined hereinafter) after application of Section 4(e) hereof, then no Fees shall be due hereunder and no interest shall accrue on any unpaid Fees. The deferral of the payment of Fees as contemplated by this Section 4(b) and Section 4(e) hereof shall not be cause for termination as contemplated by Section 8 hereof or the lock box as contemplated by Section 4(c) hereof, unless the failure by P.C. to pay timely the Fees after application of Section 4(e) hereof is caused by the negligence or wilful misconduct of P.C.

         (c) FAILURE TO PAY FEES. If P.C. shall fail to make payments of Fees hereunder in accordance with the terms of this Agreement, and provided funds are available after application of Section 4(e) and provided further that payment is not deferred as contemplated by Section 4(b) hereof, any such Fees required to be paid under this Section 4 if not paid by P.C. to Manager when due, in derogation of this Agreement by P.C., shall accrue interest beginning ten (10) days after its due date at a rate equal to one (1%) percent per month or the highest interest rate permitted by law, whichever is less. Further, after notice by Manager to P.C. of non-payment and the failure by P.C. to cure such non-payment within the applicable cure period as set forth in Section 8(b)(i) hereof, then upon further written notice by Manager to P.C., a lock box shall be established at a FDIC insured bank located in the County of Nassau and, thereafter, all monies received by P.C. for professional and other services furnished by P.C. at the Office shall be directed to be and shall be deposited to such lock box (the "Lock Box Election"). Funds deposited in the lock box shall be distributed in accordance with Section 4(e) hereof, to pay Fees as well as to pay all of other expenses of P.C. including, without limitation, salaries of Physicians. The disbursement of funds shall be made upon the instructions of a certified public accountant mutually agreed upon by the parties or, if the parties cannot agree upon the selection of an accountant, an accountant shall be selected by an arbitrator who shall be selected and act in accordance with the Rules of Procedure for Arbitration of the NHLA Alternative Dispute Resolution Service. The cost of the certified public accountant or the arbitration fees, as the case may be, shall be borne equally by Manager and P.C. No other rights of Manager hereunder shall be waived by making a Lock Box Election.

         (d) NO REDUCTION IN FEES. P.C. shall not be entitled to any abatement of any Fees payable under this Agreement to Manager or to any counterclaim, recoupment, reduction or offset against such amount, on account of any present or fixture claim of P.C. against Manager, the manufacturer or supplier of the Equipment or any other person or entity. Except as otherwise expressly provided herein, the amounts payable under this Agreement to Manager shall not be affected by reason of any defect in or damage to or loss or destruction of all or part of the Equipment from any cause whatsoever, or by interference with use by P.C. of the Equipment by any persons, or for any other


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reason whatsoever. The amounts payable to Manager hereunder shall be paid when due and shall be payable in all events, and neither party shall interfere with such payments.

         (e) PRIORITY OF PAYMENT. In the event that in any given month sufficient cash is not available to pay all of the obligations of P.C., Manager and P.C. hereby agree that P.C. shall be allowed to pay its obligations, in accordance with the Budget, in the following order of priority: (i) to pay the salaries of the cardiology technicians; (ii) to pay for the services of the Physicians providing services to the P.C. hereunder; (iii) to issue patient and third party payor refunds; (iv) to repay the loans of the P.C. due to Manager pursuant to the Letter Agreement between Manager and P.C. (the "Letter Agreement") and Promissory Note in favor of Manager (the "Note"), each of which are dated as of 1998; (v) to repay the Line of Credit (as defined below); and
(vi) to pay the Fees due to Manager hereunder, including any Fees deferred under this Paragraph 4.

         (f) Manager agrees to extend to P.C. a line of credit (the "Line of Credit) during the term of this Agreement, said Line of Credit to be extended only after P.C. first expends in full its other available revenue, and shall be limited to an amount, based on the Budget, not to exceed the funds necessary to enable P. C, to pay the salaries of the Technicians and the Physicians during this given month. The Line of Credit shall be repaid to Manager commencing the month succeeding the month, provided sufficient funds are available as determined in accordance with this Paragraph and Paragraph 4(e) above, in which the funds under the Line of Credit were advanced pursuant to the terms and conditions set forth in Exhibit F attached to this Agreement, the Letter Agreement and the Security Agreement between the parties, each dated as of March 23 1998. If sufficient funds are not available in the next succeeding month, then subject to this Paragraph 4, payment shall be deferred until such funds are available.

         (g) RENEGOTIATION. The parties agree that upon each anniversary of the Commencement Date, the parties shall meet to consider a prospective adjustment in the Fees. In the event that the parties cannot agree on an adjustment to the Fees, then the Fees as set forth on Exhibit C attached hereto and incorporated herein shall remain in full force and effect until and unless the parties agree on such an adjustment. Any adjustment to the Fees shall be set forth in writing signed by both parties. The parties agree that in considering changes to the Fees and other charges, if any, the following criteria (with the first criteria listed being given the greatest weight) will be given consideration by the parties:

                  (i) the services to be provided by the respective parties to ensure the success of the Office;

                  (ii) the capital investment and risk taken by the respective parties in opening the Office and the Practice;

                  (iii) the capital and operating costs incurred by the respective parties in operating the Office and the Practice; and


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                  (iv) appropriate professional cardiological interpretation fees paid in the county in which the Office is situated.

5.       BILLING AND COLLECTIONS.

         (a) BILLING AGENT. Manager (or its designee) ("Billing Agent") shall furnish billing and collection services on behalf of P.C. Billing Agent shall bill and collect on a timely basis, in the name of P.C., all professional and technical fees on a global basis for services rendered during the Term by P.C. at the Premises ("Professional Fees"), in accordance with the terms of this
Section 5.

         (b)  BANK ACCOUNTS.


                  (i) P.C. ACCOUNT. Upon collection by Manager of funds for medical services provided by P.C. at the Premises, and in accordance with the terms of Section 5(c) hereof, all funds shall be deposited in a bank account, which account has been opened and at all times shall remain, in P.C.'s name and control (the "P.C, Account"). In the event that P.C. directly receives any funds as payment for services rendered by P.C. at the Premises, such funds shall also be deposited in the P.C. Account. The P.C. Account shall initially be at Fleet Bank or, at the joint selection of the parties hereto, at such other FDIC insured bank with offices in the State of New York. The signature of one designee of Manager and one designee of P.C. shall be on file with the bank where the P.C. Account is C maintained, and the signature of either may be used to make withdrawals or write checks on the P. C. Account. Manager and P.C. are authorized to draft checks and make withdrawals on the P.C. Account only to the extent such checks are issued or withdrawals are made in accordance with the provisions of Sections 5(b)(ii), and Section 5(c)(v) and only for the purposes set forth herein, but it is the intention of the parties that Manager shall undertake the disbursement of funds in compliance with Section 5(c)(v) hereof. The parties further agree that any single check in excess of Five Hundred Dollars ($500) shall require the signature of an authorized representative from each of the Manager and the P.C.

                  (ii) SECOND ACCOUNT. To streamline the implementation and review of the payment of Fees under Section 4(a) hereof and the administration of the priority of payment provisions of Section 4(d) hereof, P.C. agrees that all sums to be retained by P.C. for all compensation and benefits of physician owners and employees or independent contractor physicians shall be withdrawn from the P.C. Account and will be placed in a separate bank account belonging to P.C. or otherwise ("Second Account"). The Second Account shall be used for further payments and disbursements by P.C.

                  (iii) BANK STATEMENTS. Copies of all banking statements for the P.C. Account will be sent directly to Manager at the Office, and a copy shall be maintained at the Office.

         (c) BILLING AND COLLECTION AUTHORITY. In connection with billing and collection by Billing Agent on behalf of P.C., P.C. hereby grants Billing Agent the following limited authority and Manager accepts the obligation to cause Billing Agent to:

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                  (i) To bill, in the name of P.C. and on its behalf, the
patients of P.C. who have received services at the Premises.

                  (ii) To collect in the name of P.C, and on its behalf, and deposit in the P.C. Account, receivables generated by direct patient billings.

                  (iii) To bill and collect, in the name of P.C. and on its behalf, all claims for reimbursement or indemnification from Blue Cross/Blue Shield, commercial insurance companies, Medicare, Medicaid, and all other third party payors, to the extent such reimbursement is available during the Term, and to deposit same in the P. C. Account. All patients and third party payors shall be required to direct all payments to P.C. at the Premises.

                  (iv) To take possession of, where applicable to endorse in the name of P.C., and deposit in the P.C. Account, any notes, checks, money orders, cash, insurance payments, and any other instruments received as fees from the Practice and collected by Billing Agent.

                  (v) To disburse funds to pay direct expenses of P. C. in accordance with Sections 4(f) and 5(b) hereof, including, without limitation, Fees due to Manager.

         (d) THIRD PARTY REFUNDS. Billing Agent and Manager shall have the right to investigate and appeal on behalf of P.C. any third party claims made by any governmental agency, insurance company or other entity ("Third Party Payor") for refunds of reimbursement paid to the P.C. for services rendered at the Office based upon an audit or other review of reimbursement paid to P.C.

         (e) COOPERATION BY P.C. P.C. agrees to cooperate with the Manager to effectuate billing by Manager for such items and services, including, but not limited to, the completion of necessary forms and documents. P.C. shall exercise such supervision over billing as required of physician providers under the Federal Medicare and Medicaid programs or by other third party payors, or under this Agreement, for those items which are not delegable to outside billing and practice management companies, such as Manager. The parties acknowledge that the cost of engaging an outside collection firm or attorney, if necessary, shall be payable out of the net collections of P. C.

         (f) BILLING AND COLLECTION RECORDS. All billing information on patients of P.C. shall be made available to P.C. and its advisors. During the Term, and following termination of this Agreement, Manager agrees to provide P.C. access to all books and records in connection with services provided by P.C., including without limitation, billing and collection records, and P.C, shall also have access to billing and collection personnel. Manager shall permit P.C. to copy any of such books and records, at the cost and expense of P.C., if P.C. so requires, upon seven (7) days' notice by P.C. to Manager. During the Term and following termination of this Agreement, Manager, and upon seven (7) days' notice by P.C., will download computer records, in a form reasonably requested by P.C., regarding billing and collection and will provide same to P.C. If Manager cannot reasonably


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comply with any of requests by P.C. for records pursuant to this Section 5(f)
within seven (7) days, then Manager shall have an additional seven (7) days to comply with requests of P.C.

         (g) BANK ACCOUNTS. Copies of all banking statements will be sent directly to P.C. and Manager at the Premises and shall be maintained at the Office.

6.       REPRESENTATIONS AND COVENANTS.

         (a) REPRESENTATIONS AND COVENANTS OF P.C. P.C. hereby makes the following representations, warranties and covenants to Manager, each of which is material and is being relied upon by Manager, and each of which shall be true as of the date hereof to the best of its knowledge:

                  (i) CORPORATE STATUS OF P.C. P.C. is, and shall continue to be throughout the Term, a professional corporation duly organized and validly existing and authorized to engage in the practice of medicine under the laws of the State of New York.

                  (ii) AUTHORITY AND DUE EXECUTION. P.C. has full power and authority to execute and deliver this Agreement and all related documents and to carry out the transactions contemplated herein; which actions will not result in a material default under or a material breach or violation of (a) its Articles of Incorporation or Bylaws; (b) any law, regulation, court order, injunction or decree of any court, administrative agency or governmental body; or (c) any mortgage, note, bond, indenture, contract, agreement, lease, license or permit or other instrument or obligation to which it is a party or by which it or any of its assets may be bound or affected. This Agreement constitutes a valid and binding obligation on P.C. enforceable in accordance with its terms, except to the extent that its enforceability is limited by applicable bankruptcy, reorganization, insolvency or other laws of general application or equitable principles relating to or affecting the enforcement of creditors lights.

                  (iii) INFORMATION FROM THE P.C. Any and all factual information furnished or to be furnished by P.C. to Manager, including, but not limited to, any reports, shall be true and accurate in all material respects as of the date of which such information is furnished.

                  (iv) GOVERNMENT PROGRAMS. P. C., to the best of its knowledge, has never been a excluded from participation as a provider in Medicare, Medicaid or the Maternal and Child Health Services Program (Title V) or any program funded under the Block Grants to States for Social Services Program (Title XX),

                  (v) No Encumbrances. P.C. acknowledges and agrees that title to the Equipment shall remain with Manager, subject to the interests of the Equipment lessor and any other party to whom Manager grants a security interest in the Equipment. P. C. agrees throughout the Term, it will take no action that it knows would have the likely effect of encumbering the title or interest of Manager in the Equipment.

         (b) REPRESENTATIONS AND COVENANTS OF MANAGER. Manager hereby makes the following representations, warranties, and covenants to P.C., each of which is material and is being relied upon by P.C., and each of which shall be true as of the date hereof to the best of its knowledge:

                  (i) ORGANIZATION STATUS OF MANAGER. Manager is and shall continue to be throughout the Term, a limited liability company duly organized and validly existing under the laws of the State of New York.

                  (ii) AUTHORITY AND DUE EXECUTION. Manager has full power and authority to execute and deliver this Agreement and all related documents and to carry out the transactions contemplated herein; which actions will not result in a material default under or a material breach or violation of (a) its Operating Agreement or Articles of Organization; (b) any law, regulation, court order, injunction or decree of any court, administrative agency or governmental body; or (c) any mortgage, note, bond, indenture, contract, agreement, lease, license or permit or other instrument or obligation to which it is a party or by which it or any of its assets may be bound or affected. This Agreement constitutes a valid and binding obligation on Manager enforceable in accordance with its terms, except to the extent that its enforceability is limited by applicable bankruptcy, reorganization, insolvency or other laws of general application or equitable principles relating to or affecting the enforcement of creditors rights.

                  (iii) INFORMATION FROM THE MANAGER. Any and all factual information furnished or to be furnished by Manager to P.C., including, but not limited to, any reports, shall be true and accurate in all material respects as of the date on which such information is furnished.

                  (iv) NO UNREASONABLE INTERFERENCE. Manager shall not unreasonably interfere with the use by P.C. of the Office, the operation of the Practice or the ability of the Practice to render Cardiology Services consistent with the terms hereof.

                  (v) NO MATERIAL DEFAULT. Manager represents and warrants that it is not in material default of any of its obligations under the Premises or Equipment leases, nor will this transaction result in a material default thereunder.

7. COMPLIANCE WITH REGULATION. P.C. and Manager in the performance of their respective obligations hereunder shall comply with all applicable regulations and laws, including relevant federal and state health care fraud and abuse laws, to the extent such compliance is their responsibility under such laws and this Agreement, and use their best efforts to ensure that the conduct of the professional Practice and the operation of the Office (including the operation of the Equipment), to the extent such conduct is the responsibility of each hereunder, is in compliance with the rules of any accrediting or regulatory body, agency or authority having jurisdiction over the Office.

8.       TERMINATION.

         (a) BY P.C. This Agreement may be terminated by the P.C. at any time upon written notice to Manager of such termination after the occurrence of any one of the following events:

                  (i) Material breach of this Agreement by Manager with such breach continuing for thirty (30) days after written notice to Manager from PC. stating the specific default or breach or, in the event such breach is not susceptible of cure within such thirty (30) day period, within a period not to exceed ninety (90) days provided that the party in breach commences to cure the breach within thirty (30) days after written notice and diligently continues to cure such breach thereafter, provided further that if Manager again commits the same breach within the applicable cure period, P.C. need not give additional notice prior to termination;

                  (ii) Application by Manager for or consent to the appointment of a receiver, trustee or liquidator of Manager or all or a substantial part of its assets, filing of a voluntary petition in bankruptcy, or admission in writing its inability to pay its debts as they come due, making a general assignment for the benefit of creditors or taking advantage of any insolvency law, or the entering of any order, judgment or decree by any court of competent jurisdiction, on the application of creditor, adjudicating the Manager as bankrupt or insolvent or approving of a petition seeking reorganization of Manager or appointment of a trust or a receiver, trustee, or liquidator of Manager or all or a substantial part of the assets of Manager;

                  (iii) Final action by a state authority or other body having legal jurisdiction over the Manager resulting in the inability of Manager to lawfully conduct its business as Manager hereunder; or

                  (iv) Sixty (60) days after delivery of notice by P.C. to Manager of termination without cause.

         (b) BY MANAGER. This Agreement may be terminated by Manager at any time upon written notice to P.C. of such termination after the occurrence of any one of the following events:

                  (i) Material breach of this Agreement by P. C., with such breach continuing for thirty (30) days after written notice to P.C. stating the specific default or breach or, in the event such breach is not susceptible of cure within such thirty (30) day period, within a period not to exceed ninety
(90) days provided that the party in breach commences to cure the breach within thirty (30) days after written notice and diligently continues to cure such breach thereafter, provided further that if P.C. again commits the same breach within the applicable cure period, Manager need not give additional notice prior to termination;

                  (ii) Termination of the lease of the Premises or other lease (or other financing) of the Equipment by its lessor for any reason and clear title to such asset is not acquired;

                  (iii) Final action by a state licensing authority or other body having jurisdiction resulting in the termination of P.C. as a professional entity, or the suspension of its charter in the State of New York;

                  (iv) Loss of license by Wexelman to practice medicine in the State of New York, or any other material failure of Wexelman to meet the requirements of a Physician set forth herein;

                  (v) Conviction of P.C. or any Physician of any felony; provided that, in the event this section is violated with respect to any Physician other than Wexelman, P.C. may, within five (5) days of receipt of notification from Manager that it intends to terminate pursuant to this subsection, terminate its relationship with such Physician(s) and, if it does so, then this Agreement may not be terminated by Manager;

                  (vi) Transfer by Wexelman of any portion of his ownership interest in the P.C.;

                  (vii) The occurrence of an "Event of Default" under the Letter Agreement (as such term is defined in such Letter Agreement);

                  (viii) The termination for any reason of the Employment Agreement between Wexelman and P.C. dated as of March 23, 1998 including, but not limited to the death or Disability of Wexelman;

                  (ix) Application by P.C. for or consent to the appointment of a receiver, trustee or liquidator of P.C. or all or a substantial part of its assets, filing of a voluntary petition in bankruptcy, or admission in writing its inability to pay its debts as they come due, making a general assignment for the benefit of creditors or taking advantage of any insolvency law, or the entering of any order, judgment or decree by any court of competent jurisdiction, on the application of creditor, adjudicating P.C. as bankrupt or insolvent or approving of a petition seeking reorganization of Manager or appointment of a trust or a receiver, trustee, or liquidator of P.C. or all or a substantial part of the assets of P.C.; or

                  (x) Sixty (60) days after delivery of notice by Manager to P.C. of termination without cause.

         (c) CONSEQUENCES OF TERMINATION FOR ANY REASON. Upon the termination of this Agreement, for any reason, including by expiration, without renewal of the Term:

                  (i) The license to use the New Name shall terminate, and P.C. shall cease any and all use of the New Name and shall have no right to sell, exploit or in any way deal with any advertising, promotional material or third party payor contracts utilizing the New Name. At the time of termination, P.C, shall take immediately such action with the Secretary of State of the State of New York and with third party payors as is necessary to change the name under which P.C. is conducting business so as not to include the New Name.

                  (ii) Manager or its designee, shall be entitled to the continued use of any telephone numbers obtained for the Office by Manager, or P.C. during the course of this Agreement without restriction. The P.C. agrees that upon the termination of this Agreement, it shall have no rights whatsoever in any telephone numbers obtained for the Office.

                  (iii) All of the obligations of Manager pursuant to Section 5 hereof shall continue to the extent medical services have been rendered at the Office by P.C. and have not yet been billed prior to the effective date of termination and all of the obligations of P.C. under Section 4 shall continue and P.C. shall remain liable to pay to Manager all such amounts owed to Manager which have accrued (whether or not invoiced) prior to the effective date of such termination.

                  (iv) P.C., at its own expense, shall relinquish control of and vacate the Premises, and remove all of its personal property, together with all liens, encumbrances and rights of others created by or suffered to exist by the actions or inactions of the P.C. Manager shall take possession of the Office and if the P.C. fails to vacate within seven (7) days of termination, remove the P.C. with its effects; and dispose of, hold, use, license, or lease the Office, or any part thereof, as Manager in its sole discretion may determine.

         (d) CONSEQUENCES OF TERMINATION PURSUANT TO EXPIRATION OF THE TERM AND SUBSECTIONS 8(A)(IV) OR 8(B)(I)-(X). In the event that this Agreement is terminated pursuant to any of Subsections 8(a)(iv) or under 8(b)(i)-(x) or the Term expires without renewal, or in the event that Manager has the right to terminate pursuant to Section 8(b), whether or not Manager exercises such right, then (i) upon notice to P.C. by Manager of its designee who is permitted to own and operate a medical practice (the "Transferee"), then Wexelman and any other shareholder of P.C., if any, shall take immediately all necessary and appropriate steps to assign all of their rights in P.C. (a "Transfer") to such Transferee; and (ii) the purchase price for such Stock to be paid to P.C. by or on behalf of the Transferee shall be the outstanding principle of the Loan plus all accrued and unpaid interest thereon (the "Purchase Price") and shall be immediately used to repay the Note; and (iii) sums outstanding under the Line of Credit shall immediately become due and payable in full. In the event that Manager has the right to terminate pursuant to Section 8(b), but chooses not to terminate, but wishes to exercise its rights pursuant to this Section 8(d), then Manager shall provide written notice to P.C., in accordance with the requirements for termination set forth in Section 8(b) indicating that it intends to exercise its rights under this Section 8(d), but not pursuant to
Section 8(b). Wexelman and any other shareholder of P.C., if any, shall have no right in the use of their professional services entity after a Transfer has been consummated. In the event of a Transfer:

                  (i) Manager shall, and shall cause the Transferee to, jointly and severally defend and hold harmless the P.C. against any and all losses, liabilities, claims, actions, damages and expenses, including without limitation, reasonable attorneys' fees and disbursements (collectively, "Losses"), arising out of the operation of the Office after the date of such Transfer so long as such Losses are not the result of the negligence, willful misconduct, professional malpractice of the P.C, or the breach by the P.C. of this Agreement.

                  (ii) P.C. shall defend and hold harmless Manager and Transferee against any and all Losses arising out of the operation of the Office on or before the date of such Transfer so long as such Losses are the result of or arising out of the negligence, acts, or omissions to act of the P.C., or the professional malpractice of the P.C.

         (e) CONSEQUENCES OF TERMINATION DUE TO THE DEATH OR DISABILITY OF WEXELMAN. In the event that this Agreement is terminated due to the death or disability of Wexelman, then the Manager shall have the right to cause the Estate or representative of Wexelman, as the case may be, to sell all of the rights of Wexelman in the P.C. to the Transferee of Manager, in accordance with the terms set forth above in Section 8(b), for a price equal to the outstanding principle of the Loan plus all accrued and unpaid interest thereon plus sums outstanding under the Line of Credit. Immediately upon the death or disability of Wexelman and prior to the consummation of a Transfer pursuant to this
Section 8(e) (the "Interim Period"), Manager shall have the right to designate an individual who is permitted to own and operate a medical practice (the "Interim Designee") for the purposes of operating the P.C. during the Interim Period, and the Estate or representative of Wexelman, as the case may be, shall be obligated to accept the Interim Designee.

9.       NON-COMPETITION AND NON-SOLICITATION COVENANT.

         (a) NONCOMPETITION. The P.C. covenants and agrees that, during the term of this Agreement and for a period of two (2) years following the termination of this Agreement it shall not (i) directly or indirectly, own, manage, operate, advise (whether or not for compensation), control, invest or acquire an interest in any business or medical practice or otherwise engage or participate in, whether as a proprietor, partner, stockholder, director, officer, employee, joint venturer, lender, advisor, consultant, agent, investor or other participant, any business or medical practice which, engages in the practice of performing diagnostic testing in any manner within twelve (12) miles of any office of the Practice in which the P.C. the Services during the term of this Employment Agreement provided that the P.C. may perform such diagnostic testing in connection with, and for patients of, its private cardiology practice; and (ii) it shall not, directly or indirectly, employ, contract, associate or engage in any business relationship with, or participate in, any entity engaging or associating with any personnel under contract with or employed by the Manager during the period of this Agreement and for a period of two (2) years after the later of the termination of his/her contract or this Agreement.

         (b) NON-SOLICITATION. In addition to and separable from the provisions contained above, P.C, shall, and it shall cause its shareholders to execute an agreement which provides that, for a period of two (2) years following the date on which such shareholder ceases providing services to the P.C. at the Office, such physician shall not knowingly, either directly or indirectly, for themselves or for any other person, or company call upon, solicit, or induce, or attempt to solicit or induce in any manner whatsoever any past or present patients of P.C. at the Office, or (ii) take any action whatsoever which is likely to disturb or interfere or in fact disturbs or interferes with the existing contractual or other relationship which P.C. or Manager has with any patient, employee, hospital, managed care group or entity, referral source or other third party. The P.C. and the Practice recognize that this provision is subject to the right of a Patient to choose his or her own physician and that it will not be deemed to be a violation of this provision if, without any act of solicitation on the part of the P.C., a Patient selects the P.C. to provide his or her medical services.

         (c) REASONABLE RESTRICTIONS. The P.C. acknowledges that each of the restrictions contained in this Section 9 is reasonable and necessary in order to protect the legitimate interests of each of the parties hereto and that any violation thereof would cause irreparable injury to each of the parties hereto. The P.C. acknowledges and agrees that in the event of any violation thereof, the Manager shall be authorized and entitled to obtain, from any court of competent jurisdiction, preliminary and permanent injunctive relief. Not in derogation of the right of Manager to an injunction, the parties agree that in the event of a violation of Section 9, damages will be difficult to measure. For this reason, and not as a penalty, the parties agree that in the event of a violation of
Section 9, the Manager shall be entitled to payment by the P.C. upon violation such restriction of liquidated damages in the amount of Five Hundred ($500) Dollars for each day such breach continues. Furthermore, Manager may terminate any and all payments, whether due under this or any other agreement, to the P.C. upon violation of Section 9. The aforesaid rights and remedies shall be independent, severable and cumulative and shall be in addition to any other rights or remedies to which either party may be entitled under law or in equity,

         (d)  LIMIT AS REQUIRED BY LAW. The restrictions contained in this
Section 9 are intended to be reasonable. In the event that any restriction contained herein is held by any court of competent jurisdiction to be in any respect unreasonable, then the court so holding may limit the territory to which it pertains or the period of time in which it operates, or effect any other change to the extent necessary to make it enforceable. The remaining provisions shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid and unenforceable provision shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the .same valid and enforceable to the maximum extent permissible.

         (e) SURVIVAL. All the provisions of this Section 9 shall survive the termination of this Agreement for any reason whatsoever.

10.      INSURANCE.

         (a) MALPRACTICE INSURANCE. P.C. shall obtain and maintain at its own expense professional liability insurance (including malpractice insurance), for itself, and for each shareholder, Physician and technician providing services hereunder in amounts which are at least the amounts of $1,000,000 per occurrence and $3,000,000 annually. P.C. shall, from time to time, furnish appropriate evidence to Manager of the existence of such insurance with an insurance company licensed in New York.

         (b) GENERAL LIABILITY AND CASUALTY INSURANCE. Manager shall obtain and maintain general liability and casualty insurance for itself (naming P.C. as an additional insured) respecting the Equipment and Premises, and such other insurance covering itself and its employees which are of the types and forms necessary and appropriate for medical offices which are the type and size of the Office, including workers' compensation insurance. To the extent allowable by the insurance companies, all said insurance shall name both Manager and P.C. as parties insured and shall be in form and amounts and with insurers satisfactory to Manager with the approval of P.C., which approval shall not be unreasonably withheld. Manager shall, upon the request of P.C., furnish to P.C, certified copies or certificates of the policies of such insurance and each renewal thereof. P.C. hereby irrevocably authorizes Manager to make, settle and adjust claims under such policy or policies and to endorse the name of P.C. on any check or other item of payment for the proceeds thereof.

11. INDEMNIFICATION. Each party ("Indemnitor") agrees to indemnify, defend and hold harmless the other ("Indemnitee"), its directors, officers, agents and employees from any and all liability, including malpractice or billing claims (whether accrued, absolute, contingent or otherwise), losses, actions, demands, liabilities, fines, penalties, damages, expenses (including reasonable attorneys' fees) or deficiencies ("Claims") occurring or resulting from any act or omission, misrepresentation, breach of warranty or nonfulfillment of any obligation of Indemnitor hereunder and from any act of negligence of Indemnitor, its employees, contractors, agent or other representation during the term hereof. Notwithstanding anything to the contrary herein, the parties agree that:
(i) Indemnitee shall be entitled to indemnification only to the extent to which the Claims do not relate to or arise from acts or omissions to act of such Indemnitee; and (ii) any such acts or omissions to act resulting in independent liability on behalf of Indemnitee shall not negate the obligation of Indemnitor to indemnify Indemnitee to the extent required hereunder. Notwithstanding the foregoing, nothing herein shall allow Indemnitee to recover its consequential or special damages. Notwithstanding anything herein to the contrary, Indemnitor is not obligated to Indemnitee to the extent, if any, that the loss arising from the Claims are covered by insurance. The provisions of this Section 11 shall survive the termination of this Agreement.

12. INDEPENDENT CONTRACTOR. This Agreement is not intended, and shall not be construed, to create a venture, partnership or association as between Manager and P.C. Each party is an independent contractor of the other.

13. RETENTION OF INFORMATION. Manager (or its designee) shall be entitled to the continued use of any information obtained by it during the course of this Agreement without restriction and such records shall not be removed by P.C.; provided, however, that all medical records of P.C. shall remain the properly of P.C., subject to the terms of Section 15(c) hereof. Manager shall have access to the medical records to the extent necessary to undertake its duties hereunder, subject to consent of the patients of the P.C. and other legal requirements. Manager shall retain all billing records following termination of this Agreement, and will provide copies to P.C. in accordance with the terms of Section 5 hereof. In the event that following termination hereof, Manager no longer wishes to maintain the billing records of P.C., Manager shall promptly return such billing records to P.C.

14. ACCESS TO BOOKS, RECORDS AND DOCUMENTS. This Section 14 is included herein because of the possible application of Section 1861(v)(1)(I) of the Social Security Act to this Agreement. If such Section 1861(v)(1)(I) should not be found applicable to this Agreement under the terms of such section and the regulations promulgated thereunder, then this Section 14 shall be deemed to not be a part of this Agreement and shall be null and void.

         (a) Until the expiration of four (4) years after the furnishing of services pursuant to this Agreement, Manager shall, as provided in Section 1861(v)(1)(I) of the Social Security Act and regulations promulgated thereunder, make available, upon written request, to the Secretary of Health and Human Services or the Comptroller General of the United States or any of their duly authorized representatives, this Agreement, and all books, documents and records of Manager that are necessary to verify the nature and extent of the costs of any services furnished pursuant to this Agreement for which payment may be made under the Medicare program.

         (b) If Manager carries out any of its duties under this Agreement through a subcontract or subcontracts with an aggregate value or cost of $10,000 or more over a twelve (12) month period with a related organization, such subcontract or subcontracts shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract or subcontracts, the related organization shall as provided in said Section 1861(v)(1)(I) make available, upon written request, to the Secretary of Health and Human Services or the Comptroller General of the United States or any of their duly authorized representatives, the subcontract or subcontracts, and all books, documents and records of such organization that are necessary to verify the nature and extent of the costs of any services furnished pursuant to such subcontract or subcontracts for which payment may be made under the Medicare program.

15.      CONFIDENTIALITY/RECORDS. Manager and P.C. hereby covenant as follows:

         (a) By virtue of the relationship between P. C. and Manager, the parties will have access to and will acquire confidential information relating to the business and operations of each other, including patient listings, referral relationships and other information relating to the methods of doing business of each party ("Confidential Information"). Manager and P.C. hereby agree that all Confidential Information is the sole property of the originating party and constitutes confidential business information of such party; that the disclosure thereof would cause substantial loss to such corporation of goodwill and other valuable assets; that knowledge of the Confidential Information would enable such other party, upon termination of this Agreement, to compete with originating party and thereby cause irreparable harm, and that its unauthorized use or disclosure of the Confidential Information would likewise cause such harm.

         (b) Upon termination of the Agreement and during the Term, except as otherwise provided herein, P.C. and Manager shall promptly return to the other, upon request, all Confidential Information and at such time, neither P.C. nor Manager shall retain any copies of, or make excerpts from the Confidential Information.

         (c) The P.C. shall maintain all information contained in the medical records of patients of the Practice under the strictest confidence and shall refrain from disclosing such information other than to Manager, with proper patient consent, or pursuant to a valid court order by a court of competent jurisdiction, or as otherwise provided by law or this Agreement. P.C. shall provide Manager with access to medical records of patients and shall, upon request, allow Manager to copy such medical records at the expense of Manager. P.C. and Manager shall comply with all applicable state and federal laws regarding the retention and handling of patient medical records and with any requirements or limitations described in any written consent or release. The provisions of this Section 15 shall survive termination of the Agreement.

16. ASSIGNMENTS. This Agreement may not be assigned by P.C. without the prior written consent of Manager. Manager may, without consent of P.C., assign this Agreement, and/or delegate certain of its duties hereunder to any entity with the financial and managerial resources necessary to assume the obligations of Manager hereunder, including, without limitation, Diversified Diagnostic Holding Group, LLC, provided that any such assignment or delegation would not result in a violation of health care fraud and abuse laws by P.C.

17. COMPLETE AND ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subjects covered herein, and there are no representations, warranties, or prior understandings except as expressly set forth herein.

18. WAIVER OF BREACH. No waiver of a breach of any provision of this Agreement shall be construed to be a waiver of any breach of any other provisions of this Agreement or of any succeeding breach of any provision of this Agreement.

19. AMENDMENT OF AGREEMENT. This Agreement shall not be altered or amended except pursuant to any instrument or writing signed by the party against whom enforcement is sought.

20. NOTICES. All notices permitted or required under this Agreement and shall be delivered to the parties at the addresses set forth below (or to such other addresses as the parties may specify by due notice to the other). Notices or other communications given by certified mail, return receipt requested, postage prepaid, shall be deemed given three (3) days after the date of mailing. Notice by Federal Express or other reputable overnight carrier shall be deemed given one (1) business day after the date deposited with such carrier. The notices shall be sent to the parties as follows:

                  If to P.C., notice shall be sent to:

                           Warren Wexelman, M.D.

                  with an additional copy to:

                           Ruskin, Moscou, Evans & Faltischek, P.C.
                           170 Old Country Road
                           Mineola, NY 11501
                           Attn: Melvyn B. Ruskin, Esq.

                  If to Manager, notice shall be sent to:

                           Attn: Mr. Shaya Ostrov

                  with an additional copy to:

                           Gordon Altman Butowsky Weitzen Shalov & Wein
                           114 West 47th Street
                           New York, New York 10036
                           Attn: Jill L. Cobert, Esq.

Any person to whom notice or copies of notices may be given hereunder may from time to time change said address by written notice as provided herein.

21.      MISCELLANEOUS.

         (a) GOVERNING LAW. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to conflict of laws provisions.

         (b) BINDING EFFECT. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the Manager, P,C. and their legal representatives, administrators, successors and assigns.

         (c) CAPTIONS. Captions contained in the Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision thereof.

         (d) COUNTERPARTS. This Agreement may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all parties hereto.

         (e) ATTORNEYS' FEES. In the event that either party must engage legal counsel to undertake arbitration to enforce its tights hereunder, each party in such arbitration, shall pay its own attorneys' fees and other costs of enforcement.

         (f) SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. However, if any provision of this Agreement shall be prohibited by or invalid under such law, it shall be deemed modified to conform to the minimum requirements of such law or, if for any reason it is not deemed so modified, it shall be prohibited or invalid only to the extent of such prohibition or invalidity without the remainder thereof or any other such provision being prohibited or invalid.

         (g) ARBITRATION. Any dispute arising under this Agreement shall be settled by arbitration under the rules and under the auspices of the NHLA Alternative Dispute Resolution Service. The site of the arbitration shall be New York City. The cost of obtaining such arbitration proceeding, including, without limitation, fees to NHLA and the selected arbitrators, shall be borne equally by the parties hereto. Any judgment upon an award rendered by the arbitrator shall be binding upon the parties hereto and may be entered in any court having jurisdiction thereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement, the day, month, and year first above written.

                              CAT-ECG, LLC

                              BY:    DIVERSIFIED DIAGNOSTIC HOLDING
                                     GROUP, LLC

                              By: _____________________________________
                                   Shaya Ostrov
                                   Manager

                              LYNBROOK CARDIAC TESTING, P.C.

                              By: _____________________________________
                                   Warren Wexelman, M.D.
                                   President

                                    EXHIBITS

1.       Premises                                                   Exhibit "A"

2.       Equipment                                                  Exhibit "B"

3.       Fees paid to Manager                                       Exhibit "C"

4.       P.C. Budget                                                Exhibit "D"

5.       Wexelman Employment Agreement                              Exhibit "E"

6.       Promissory Note                                            Exhibit "F"